Exhibit 5.1

January 6, 2017

Extraction Oil & Gas, Inc.

370 17th Street, Suite 5300

Denver, Colorado 80202

RE: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Extraction Oil & Gas, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of up to 25,041,041 shares of common stock, $0.01 par value per share, of the Company (the “Shares”). The Shares are being offered and sold pursuant to a prospectus forming a part of a Registration Statement on Form S-1 under the Securities Act, originally filed with the Securities and Exchange Commission on the date hereof by the Company (such registration statement as amended and supplemented, the “Registration Statement” and the prospectus contained therein (the “Prospectus”).

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and (ii) the Shares will be issued and sold in the manner described in the Registration Statement and the Prospectus relating thereto.

In connection with the opinion expressed herein, we have examined, among other things, (i) the Certificate of Incorporation of the Company, as amended by the Certificate of Designations of the Company filed on October 17, 2016, and the Bylaws of the Company, (ii) the records of corporate proceedings that have occurred prior to the date hereof with respect to the Registration Statement and the Prospectus, (iii) the Registration Statement and (iv) the Prospectus. We have also reviewed such questions of law as we have deemed necessary or appropriate. As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Vinson & Elkins LLP Attorneys at Law	1001 Fannin Street, Suite 2500
Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York	Houston, TX 77002-6760
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January 6, 2017 Page 2

The foregoing opinions are limited in all respects to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.